                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement           / / Confidential,
                                              for Use of the Commission Only
/X/ Definitive Proxy Statement                (as permitted by Rule 14a-6(e)(2))

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Charming Shoppes, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            Charming Shoppes, Inc.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total Fee Paid:

- --------------------------------------------------------------------------------
     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                             CHARMING SHOPPES, INC.
                                 450 WINKS LANE
                          BENSALEM, PENNSYLVANIA 19020
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 27, 1996
                            ------------------------

TO OUR SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Charming Shoppes, Inc. will be held at the offices of Charming Shoppes, Inc. at 450 Winks Lane, Bensalem, Pennsylvania 19020, on June 27, 1996 at 10:00 A.M. for the following purposes:

          1. To elect two Class C Directors of the Company.

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only Shareholders of record at the close of business on May 10, 1996 will be entitled to notice of and to vote at the meeting.

     A Proxy Statement, Proxy Card, Annual Report and postage-paid return envelope are enclosed.

                                          By Order of the Board of Directors

                                              BERNARD BRODSKY
                                                 Secretary

May 23, 1996

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO VOTE, DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND TO MAIL THE SAME IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES.

                             CHARMING SHOPPES, INC.

                                 450 WINKS LANE
                               BENSALEM, PA 19020
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     Execution and return of the enclosed Proxy Card is being solicited by the Board of Directors of Charming Shoppes, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on June 27, 1996 at 10:00 A.M. at the offices of the Company at 450 Winks Lane, Bensalem, Pennsylvania 19020, or at any adjournments thereof (the "Meeting"). Shares of the Company's Common Stock represented by any unrevoked Proxy in the enclosed form, if such Proxy is properly executed and is received prior to the Meeting, will be voted in accordance with the specifications made on such Proxy. Any properly executed Proxy received on a timely basis on which no specification has been made by the Shareholder will be voted "FOR" the election as Directors of the nominees listed herein (or for such substitute nominee as may be nominated by the Board of Directors in the event any initial nominee becomes unavailable, which event is not anticipated), and, in the discretion of the Proxy Committee, upon all other matters requiring a vote of Shareholders which may come before the Meeting, and of which the Board of Directors was not aware a reasonable time before this solicitation, and as otherwise permitted under the Rules of the Securities and Exchange Commission ("SEC"). This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders and Proxy Card and the Company's 1996 Annual Report have been mailed on or about May 23, 1996. Only Shareholders of record as of the close of business on May 10, 1996 are entitled to notice of and to vote at the Meeting.

     The Proxy Committee consists of Joseph L. Castle, II, Chairman of the Board of Directors, and Dorrit J. Bern, Vice Chairman of the Board of Directors, President and Chief Executive Officer. Any Shareholder who executes and delivers a Proxy may revoke it at any time prior to its use by delivering a duly executed Proxy bearing a later date or by sending notice to the Secretary of the Company at the address of the Company listed above. Any Shareholder may choose to attend the Meeting and vote in person, in which case any Proxy previously executed by such Shareholder will be revoked.

     As of May 10, 1996 the Company had outstanding 103,876,925 shares of Common Stock, the holders of which are entitled to one vote per share. Presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote is necessary to constitute a quorum. The election of Directors will be determined by a plurality of the votes cast. With regard to the election of Directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. If a nominee, broker or other person holding shares on behalf of a beneficial owner specifies that shares are not to be voted on a given matter (a "non-vote"), such non-vote will be excluded entirely from the vote and will have no effect.

                           RECENT MANAGEMENT CHANGES

     On May 17, 1995, David V. Wachs resigned from his offices as Chairman of the Board, Chief Executive Officer and a Director of the Company. The Company entered into an agreement with David V. Wachs pursuant to which he continues to render services to the Company as a non-officer employee. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements". At that time, Philip Wachs, the Company's then President and Chief Operating Officer, was elected to the office of Chairman of the Board. He also assumed the role of acting Chief Executive Officer while the Company conducted a search for a new President and Chief Executive Officer. Philip Wachs resigned from the offices of President and acting Chief Executive Officer on the appointment of Dorrit J. Bern to those offices on August 23, 1995. He continued to serve the Company as Chairman of the Board and Chief Operating Officer until February 9, 1996 when he resigned from those offices and terminated his employment with the Company. Philip Wachs has entered into a severance agreement with the Company. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements". On April 25, 1996, he resigned as a Director of the Company.

     On August 23, 1995, Dorrit J. Bern was appointed President, Chief Executive Officer and Vice Chairman of the Board of the Company. The Company entered into an employment agreement with Ms. Bern pursuant to which she will render services to the Company in those capacities. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

     On December 22, 1995 and January 15, 1996, respectively, Ivan M. Szeftel, the Company's Executive Vice President and Chief Financial Officer, and Mordechay Kafry, the Company's Executive Vice President -- Merchandise Procurement, resigned from their respective offices. Mr. Kafry had previously resigned as a Director of the Company on November 27, 1995. The Company has entered into severance agreements with Messrs. Szeftel and Kafry. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements". On December 22, 1995, Eric M. Specter, the Company's Vice President and Controller succeeded Mr. Szeftel as the Company's Chief Financial Officer. In addition, on January 15, 1996, Erna Zint, the Company's Executive Vice President -- Overseas Sourcing, succeeded Mr. Kafry in that capacity.

     On March 21, 1996, Joseph L. Castle, II, a Director, was elected Chairman of the Board of Directors of the Company. On April 25, 1996, Samuel Sidewater resigned from the office of Executive Vice President -- Mens Division and as a Director of the Company. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

                             ELECTION OF DIRECTORS

GENERAL

     Pursuant to the Company's Restated Articles of Incorporation, which provides for a classified Board of Directors, the Board of Directors consists of three classes of Directors with overlapping three-year terms. One class of Directors is to be elected each year with terms expiring on the third succeeding Annual Meeting after such election and until their successors shall have been duly elected and qualified. The terms of two Class C Directors, namely Dorrit J. Bern and Alan Rosskamm, are scheduled to expire as of the date of the Meeting. At the Meeting Dorrit J. Bern and Alan Rosskamm will be nominated to serve as Class C Directors for an additional three-year term and until their successors shall have been duly elected and qualified. Ms. Bern was elected as a Class C Director on August 23, 1995 to fill the vacancy created by the resignation of David V. Wachs. Mr. Rosskamm was last elected as a Class C Director to the Board at the Company's Annual Meeting held on June 29, 1993.

     Unless otherwise directed, the Proxy solicited hereby will be voted for the election of Dorrit J. Bern and Alan Rosskamm as Class C Directors.

     If any of the nominees refuses or is unable to serve as a Director (which event is not anticipated), discretionary authority may be exercised by the Proxy Committee to vote for a substitute to be named by the present Board of Directors. The election of Directors will be determined by a plurality of the votes cast.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL THE NOMINEES.

BIOGRAPHICAL INFORMATION

     The following information is submitted as of May 16, 1996, concerning each nominee for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting:

                             NOMINEES FOR DIRECTOR

                                       POSITION HELD                      YEAR FIRST          TERM
            NAME                     WITH THE COMPANY           AGE     BECAME DIRECTOR     TO EXPIRE
- -----------------------------  -----------------------------    ---     ---------------     ---------
Dorrit J. Bern...............  Vice Chairman of the Board,      46            1995             1999
                               President and Chief Executive
                               Officer
Alan Rosskamm................  Director                         46            1992             1999
DIRECTORS WHOSE TERMS OF OFFICE CONTINUE
Marvin L. Slomowitz..........  Director                         66            1990             1997
Geoffrey W. Levy.............  Director                         48            1993             1997
Joseph L. Castle, II.........  Chairman of the Board            63            1990             1998
Michael Solomon..............  Director                         48            1990             1998

     Dorrit J. Bern has been President, Chief Executive Officer and Vice Chairman of the Board since August 23, 1995 when she joined the Company. Prior to that time, Ms. Bern was employed by Sears, Roebuck & Co. since 1987. As Divisional Vice President of Misses and Junior Sportswear, Dresses, Outerwear, Petite and Large Size Sportswear and Dresses, and Maternity, Ms. Bern was instrumental in the creation and execution of the women's apparel strategy at Sears. In December 1992 she was promoted to Category Vice President of Womens Apparel. In December 1993 she was promoted to Group Vice President of Women's Apparel and Home Fashions. Prior to joining Sears, Roebuck & Co., Ms. Bern held merchandising positions at The Bon Marche and Joske's, divisions of Allied Department Stores, Inc.

     Alan Rosskamm has been a Director of the Company since March 1992. He has been Chairman of the Board of Directors of Fabri-Centers of America, Inc. since July 1992. He has also been the Chief Executive Officer and a Director of Fabri-Centers of America, Inc. for more than five years. Its principal business is conducted in the retail fabric industry through specialty fabric stores which sell a wide variety of fashion and decorator fabrics and notions, crafts, patterns and sewing accessories.

     Marvin L. Slomowitz has been a Director of the Company for over five years. He has served as Chairman of the Board and Chief Executive Officer of Mark Centers Trust since June 1993 and as President of Mark Centers Trust from June 1993 to February 1994. He has also served as Chairman of the Board of Directors, President and Chief Executive Officer of the predecessor to Mark Centers Trust, Mark Development Company, from 1955 through June 1993. Mark Centers Trust is principally engaged in the development of shopping centers.

     Geoffrey W. Levy has been a Director of the Company since January 1993. Since 1969 he has been principally engaged in the development of shopping centers in the northeastern section of the United States. He has also acted as a consultant to national and regional retail chains providing them with advisory services on site selection and lease negotiations. Prior to 1988, Mr. Levy owned and operated twenty-five movie theaters in the northeastern section of the United States. From 1988 until 1995, Mr. Levy served as President of Southbridge Cinema, Inc. which owned and operated a movie theater in Massachusetts and from 1988 until the present he has served as Treasurer of Fishkill Cinema, Inc. which owns and operates a movie theater in New York. In September 1995 Southbridge Cinema, Inc. was dissolved. Mr. Levy is also the general partner of Wakefield Mall Associates which owns and operates a shopping center in Wakefield, Rhode Island.

     Joseph L. Castle, II has been a Director of the Company since 1990 and has been Chairman of its Board of Directors since March 21, 1996. He has served as Chairman of the Board of Castle Energy Corporation ("CEC") since December 1993. He has also served as President, Chief Executive Officer and a Director of CEC since December 1985 and was the President and Chairman of the Board of Directors of its predecessor

(which merged with a subsidiary of CEC in December 1985) from February 1981 through December 1985. He is also a Director of Comcast Corporation and Mark Centers Trust.

     Michael Solomon has been a Director of the Company since 1990. He has been associated with the investment banking firm of Lazard Freres & Co. LLC since 1981 and is currently a Managing Director of that firm.

     Information concerning the beneficial ownership of the Company's shares of Common Stock by each nominee for election as a Director and each person whose term of office as a Director will continue is set forth under "PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP".

COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee, a Compensation Committee, certain Stock Option Committees and an Administration Committee. During the Company's 1996 fiscal year, Joseph L. Castle, II, Alan Rosskamm and Geoffrey W. Levy were members of the Audit Committee. The Audit Committee monitors the activities of the Company's independent auditors and the Company's internal audit functions. The Audit Committee met once during the Company's 1996 fiscal year. During the Company's 1996 fiscal year, Joseph L. Castle, II, Michael Solomon and Marvin L. Slomowitz were members of the Compensation Committee and Stock Option Committees. At the Company's Annual Meeting of the Board of Directors on June 29, 1995, Alan Rosskamm was also appointed to serve on the Compensation and Stock Option Committees. The Compensation Committee reviews the compensation of the Company's Executive Officers. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION". The Compensation Committee had nine meetings during the Company's 1996 fiscal year and, on three occasions, acted by unanimous consent. The Stock Option Committees have the responsibility to administer the Company's employee stock option and stock incentive plans; to determine the individuals from among those eligible under these plans to whom, and the time or times at which, options and awards shall be granted and the number of shares to be subject to each option or award; and to make all other determinations necessary or advisable for the administration of these plans. The Stock Option Committees had eleven meetings during the Company's 1996 fiscal year and, on fourteen occasions, acted by unanimous consent.

     During the Company's 1996 fiscal year, David V. Wachs, Philip Wachs and Samuel Sidewater were members of the Board of Directors' Administration Committee (the "Administration Committee"). Geoffrey W. Levy was appointed to fill the vacancy resulting from the resignation of David V. Wachs during the 1996 fiscal year. Since then, Dorrit J. Bern and Joseph L. Castle, II, have been appointed to fill the vacancies resulting from the resignations of Philip Wachs and Samuel Sidewater, respectively. The Administration Committee is authorized to exercise the authority of the Board of Directors on matters of a routine nature between meetings of the Board of Directors. The Administration Committee acted by unanimous consent on one occasion during fiscal 1996. The Board has no standing nominating committee as the selection of nominees for the Board of Directors is deemed to be the responsibility of the entire Board.

     The Company does not have a formal nominating committee, and nominations for Director candidates are determined by the Board of Directors. The Company's Bylaws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as Directors. These procedures generally provide that the notice of proposed shareholder nominations for the election of Directors must be given in writing to the Secretary of the Company not later than the date on which a shareholder proposal would be required to be submitted to the Company in order to be set forth in the Company's Proxy Statement, in accordance with SEC Rules. See "PROPOSALS FOR 1997 ANNUAL MEETING". Such notice generally must
(i) identify the name and address of the nominating shareholder and nominee,
(ii) contain representations concerning the nominating shareholder's ownership of Common Stock and intention to appear at the meeting and make the nomination and (iii) include all relevant information concerning the nominee and his or her relationship or transactions with the Company that are required to be disclosed in the Proxy Statement pursuant to SEC Rules.

     Seventeen meetings of the Board of Directors were held during the Company's fiscal year ended February 3, 1996. Each incumbent Director attended at least 75% of the meetings of the Board and Committees on which he served (held at a time at which he was a Director).

COMPENSATION OF DIRECTORS

     Directors who are not also employees of the Company are paid $20,000 per year for their service on the Board and any Committees. Such non-employee Directors also participate in the Company's 1989 Non-Employee Director Stock Option Plan (the "1989 Plan"). A Director who is also a Company employee is not separately compensated for his service as a Director.

     The 1989 Plan provides that each person who after the inception of the 1989 Plan becomes a non-employee Director of the Company shall automatically receive an option under the 1989 Plan, as of the date of such Director's commencement of service as a non-employee Director, to purchase 30,000 shares of Common Stock. The exercise price for the shares of Common Stock to be purchased upon exercise of such option is equal to the fair market value of the shares covered by such option on the date of grant. Options granted under the 1989 Plan generally have a term of ten years and become cumulatively exercisable as to 20% of the shares subject to the option on each of the first five anniversaries of the date of grant.

     The Company's Non-Employee Directors' Restricted Stock Plan (the "Restricted Stock Plan") expired April 3, 1996. The Restricted Stock Plan provided for a one-time grant of 5,000 shares of restricted stock to each non-employee Director who was serving at the effective date of the Restricted Stock Plan and, during the five-year life of the Restricted Stock Plan, a pro-rata grant to each newly elected or appointed non-employee Director who at the time he joined the Board was not related to another Director and had not been an employee of the Company for at least three years.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years (ended February 3, 1996 ("fiscal 1996"), January 28, 1995 ("fiscal 1995") and January 29, 1994
("fiscal 1994")) to the two individuals who served as the Company's Chief Executive Officer during the 1996 fiscal year, each of the Company's four other most highly compensated Executive Officers who were serving as Executive Officers at the end of the 1996 fiscal year and the two Executive Officers whose actual compensation, but for their resignations, would have placed them among the four most highly compensated Executive Officers excluding the Chief Executive Officers, all based on salary and bonus earned during the 1996 fiscal year.

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                          ------------
                                                      ANNUAL COMPENSATION                    AWARDS
                                           ------------------------------------------     ------------
                                                                         OTHER ANNUAL      SECURITIES       ALL OTHER
          NAME AND             FISCAL       SALARY                       COMPENSATION      UNDERLYING      COMPENSATION
     PRINCIPAL POSITION        YEAR(1)        ($)        BONUS($)(2)        ($)(3)         OPTIONS(#)       ($)(4)(5)
- -----------------------------  -------     ---------     -----------     ------------     ------------     ------------
Dorrit J. Bern(6),...........    1996      $438,462 (7)       --                 --        1,000,000        $1,000,000(6)
Vice Chairman of the Board,      1995            --           --                 --               --                --
President and Chief Executive    1994            --           --                 --               --                --
Officer
David V. Wachs(8),...........    1996       471,346           --                 --          250,000            78,129
Former Chairman of the Board     1995       570,000           --                 --          210,000(8)        102,161
and former Chief Executive       1994       570,000           --                 --          135,000(8)        112,040
Officer
Philip Wachs(9),.............    1996       360,000           --                 --          230,000(9)      2,305,162(9)
Former Chairman of the Board,    1995       360,000           --                 --          210,000(9)         77,490
former President and Chief       1994       360,000           --                 --          135,000(9)         11,586
Operating Officer, and former
acting Chief Executive
  Officer
Mordechay Kafry(10),.........    1996       460,000           --           $187,785          185,000(10)     1,968,604(10)
Former Executive Vice            1995       460,000           --            162,000          173,700(10)        39,028
President -- Merchandise         1994       460,000           --            134,012          115,800(10)        39,428
Procurement and former
  Director
Ivan M. Szeftel(11),.........    1996       325,000           --                 --          165,000(11)       396,852(11)
Former Executive Vice            1995       325,000           --                 --          157,500(11)         8,547
President -- Finance             1994       325,000           --                 --          104,700(11)        12,208
Vivian Behrens,..............    1996       310,000           --                 --           35,000            48,048(12)
Vice President -- Marketing      1995       119,251 (7)       --                 --           43,500            77,751(12)
                                 1994            --           --                 --               --
Colin D. Stern,..............    1996       300,000           --                 --          145,000            19,096
Executive Vice President and     1995       300,000           --                 --          133,500            22,220
General Counsel                  1994       300,000           --                 --           89,000            24,868
Terry G. Pritikin,...........    1996       280,000           --                 --               --                --
Vice President -- Director of    1995        53,846 (7)       --                 --           40,000            20,000(13)
Stores                           1994            --           --                 --               --                --

- ---------------

 (1) The Company has a 52-53 week fiscal year ending the Saturday nearest January 31. The Company had a 53 week fiscal year for the fiscal year ended February 3, 1996. All amounts in the table have been adjusted to reflect the fiscal year ended February 3, 1996 as a 52 week fiscal year.

 (2) The Company has an annual incentive plan for key employees (the "Participants"). Each Participant receives a specified percentage of his or her base salary on a graduated scale as a bonus, if and to the extent the performance goals prescribed for that Participant are met. The performance goals vary depending on the functions of each Participant. The plan and the performance goals are reviewed and approved by the Compensation Committee prior to implementation. See "REPORT OF THE

                                               Notes continued on following page

     COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION". As reflected in the table no bonuses were paid to or accrued for the named Executive Officers under the plan with respect to the 1994, 1995 and 1996 fiscal years.

 (3) The amount set forth under the caption "Other Annual Compensation" with respect to Mordechay Kafry for the 1996 fiscal year includes $154,000 attributable to him for the rent-free use of an apartment in Hong Kong. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS". No amount has been disclosed under the caption "Other Annual Compensation" with respect to the other named Executive Officers in accordance with SEC Rules as the value of perquisites or other personal benefits received by each such Executive Officer does not equal or exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each such Executive Officer.

 (4) The Company has enabled Dorrit J. Bern, David V. Wachs, Philip Wachs, Mordechay Kafry, Ivan M. Szeftel and Colin D. Stern to obtain life insurance pursuant to "Split Dollar" arrangements. The Company is either the owner or the assignee of these policies and is the beneficiary under such policies either to the extent of the premiums paid by it or to the extent of the greater of the cash value or premiums paid by it. Accordingly, the economic value of this benefit to each named Executive Officer included under the caption "All Other Compensation" with respect to the 1996 fiscal year are as follows: Dorrit J. Bern, $0; David V. Wachs, $75,429; Philip Wachs, $68,056; Mordechay Kafry, $1,732; Ivan M. Szeftel, $3,027; and Colin D. Stern, $10,396. Also included under the caption "All Other Compensation" with respect to Mr. Stern are premiums in the amount of $6,000 paid by the Company on behalf of Mr. Stern for a cash-value type insurance policy on the life of Mr. Stern. With respect to the life insurance coverage for David V. Wachs, Philip Wachs and Dorrit J. Bern, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

 (5) Included under the caption "All Other Compensation" are contributions in the following amounts made or accrued by the Company under its defined contribution plan on behalf of the named Executive Officers during the 1996 fiscal year: Dorrit J. Bern, $0; David V. Wachs, $2,700; Philip Wachs, $2,700; Mordechay Kafry, $49,577; Ivan M. Szeftel, $2,700; Vivian Behrens, $0; Colin D. Stern, $2,700; and Terry G. Pritikin, $0.

 (6) On August 23, 1995, Dorrit J. Bern was appointed President, Chief Executive Officer and Vice Chairman of the Board of the Company. The Company entered into an employment agreement with Ms. Bern pursuant to which she will render services to the Company in those capacities. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements". Included under the Caption "All Other Compensation" is a $1,000,000 cash bonus paid to Ms. Bern in conjunction with her acceptance of employment with the Company. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE
     COMPENSATION -- Compensation of the Chairmen and Chief Executive Officers for the 1996 Fiscal Year".

 (7) Mss. Bern and Behrens and Mr. Pritikin commenced employment with the Company on August 23, 1995, September 12, 1994 and November 24, 1994, respectively. The salaries which were paid to them during the year of commencement of employment with the Company reflect payment for services rendered for only that portion of the year during which they were employed by the Company.

 (8) On May 17, 1995, David V. Wachs resigned from his offices as Chairman of the Board, Chief Executive Officer and a Director of the Company. The Company entered into an agreement with David V. Wachs pursuant to which he continues to render services to the Company as a non-officer employee. His salary reflects an annual rate of $570,000 through the date of his resignation and an annual rate of $427,500 as a non-officer employee for the remainder of the year. The options reflected herein which were granted to David V. Wachs in fiscal 1994 and fiscal 1995 were cancelled on his resignation. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

                                               Notes continued on following page

 (9) On May 17, 1995, Philip Wachs, the Company's then President and Chief Operating Officer, was elected to the office of Chairman of the Board. He also assumed the role of acting Chief Executive Officer while the Company conducted a search for a new President and Chief Executive Officer. Philip Wachs resigned from the offices of President and acting Chief Executive Officer on the appointment of Dorrit J. Bern to those offices on August 23, 1995. He continued to serve the Company as Chairman of the Board and Chief Operating Officer until February 9, 1996 when he resigned from those offices and terminated his employment with the Company. Philip Wachs has entered into a severance agreement with the Company. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements". On April 25, 1996, he resigned as a Director of the Company. The options reflected herein which were granted to Philip Wachs during fiscal 1994 and fiscal 1995 were cancelled on his resignation. The options to purchase 115,000 shares of Common Stock which were granted to Philip Wachs during fiscal 1996 were cancelled on his resignation. The amount shown as "All Other Compensation" includes $2,234,406 which was paid or accrued under Mr. Wachs' severance agreement. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

(10) On January 15, 1996, Mordechay Kafry, the Company's Executive Vice President -- Merchandise Procurement, resigned from his office. Mr. Kafry had previously resigned as Director of the Company on November 27, 1995. The Company has entered into a severance agreement with Mr. Kafry under which the options to purchase 83,400, 125,700 and 149,000 shares of Common Stock which were granted to Mr. Kafry during fiscal 1994, 1995 and 1996, respectively, were cancelled. The amount shown as "All Other Compensation" includes $1,917,295 which was paid or accrued under Mr. Kafry's severance agreement. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

(11) On December 22, 1995, Ivan M. Szeftel, the Company's Executive Vice President and Chief Financial Officer, resigned from his office. The Company has entered into a severance agreement with Mr. Szeftel under which the options to purchase 72,300, 109,500 and 131,000 shares of Common Stock which were granted to Mr. Szeftel during fiscal 1994, 1995 and 1996, respectively, were cancelled. The amount shown as "All Other Compensation" includes $391,125 which was paid or accrued under Mr. Szeftel's severance agreement. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

(12) Included under the caption "All Other Compensation" are relocation expenses in the aggregate amount of $125,799 paid to Vivian Behrens in fiscal 1995 and fiscal 1996 in conjunction with her acceptance of employment with the Company.

(13) Included under the caption "All Other Compensation" is a $20,000 cash bonus paid to Terry G. Pritikin in conjunction with his acceptance of employment with the Company.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information relating to options granted to the named Executive Officers during the 1996 fiscal year. The table indicates the potential realizable value of options granted during fiscal 1996 which were not cancelled in connection with severance agreements disclosed herein, assuming the options are exercised immediately prior to their expiration date and assuming the occurrence of the specified compounded rates of appreciation of the Company's Common Stock over the term of such options. The potential realizable value of such options is approximately equal to the amount a purchaser of Common Stock would realize, exclusive of brokerage commissions, assuming (i) the purchase of an equivalent number of shares of Common Stock at the closing market price on the date of grant of the options depicted, (ii) the sale of such shares immediately prior to the expiration date of such options at the closing market price on such date and (iii) the occurrence of the specified compounded rates of appreciation of the Common Stock over such holding period. This table is presented solely for purposes of complying with SEC Rules, and there can be no assurance that the optionees or any purchaser of the Common Stock under the circumstances described herein will actually realize the returns assumed herein under the circumstances depicted or under any other circumstances. The actual amounts, if any, realized by an optionee or the purchaser of Common Stock will be dependent upon a number of factors, including the future performance of the Company and overall stock market conditions.

                                              INDIVIDUAL GRANTS
                           --------------------------------------------------------
                           NUMBER OF                                                       POTENTIAL REALIZABLE VALUE
                           SECURITIES        % OF TOTAL                                      AT ASSUMED ANNUAL RATES
                           UNDERLYING         OPTIONS                                      OF STOCK PRICE APPRECIATION
                            OPTIONS          GRANTED TO      EXERCISE                          FOR OPTION TERM(1)
                            GRANTED          EMPLOYEES        PRICE      EXPIRATION    -----------------------------------
          NAME              (#)(2)         IN FISCAL YEAR     ($/SH)        DATE       0%($)      5%($)           10%($)
- -------------------------  ---------       --------------    --------    ----------    -----    ----------      ----------
Dorrit J. Bern...........  1,000,000(3)         26.7%        $4.6250      08/23/05      $ 0     $2,908,638      $7,371,059
David V. Wachs...........   125,000 (3)(4)       3.3%           6.00      05/17/00(4)     0        220,222         490,162
                            125,000 (5)          3.3%           6.00      02/06/05        0        471,671       1,195,307
Philip Wachs.............   115,000 (3)(6)       3.1%           6.00      02/06/05(6)     0        433,937(6)    1,099,682(6)
                            115,000 (5)(6)       3.1%           6.00      02/06/05(6)     0        433,937(6)    1,099,682(6)
Mordechay Kafry..........    90,000 (3)(7)       2.4%           6.00      11/30/98(7)     0         44,174(7)       94,680(7)
                             95,000 (5)(7)       2.5%           6.00              (7)     0               (7)             (7)
Ivan M. Szeftel..........    85,000 (3)(8)       2.3%           6.00      02/13/98(8)     0         32,377(8)       68,021(8)
                             80,000 (5)(8)       2.1%           6.00              (8)     0               (8)             (8)
Vivian Behrens...........    25,000 (3)           .7%           6.00      02/06/05        0         94,334         239,061
                             10,000 (5)           .3%           6.00      02/06/05        0         37,734          95,625
Colin D. Stern...........    85,000 (3)          2.3%           6.00      02/06/05        0        320,736         812,809
                             60,000 (5)          1.6%           6.00      02/06/05        0        226,402         573,747
Terry G. Pritikin........         0               --              --            --       --             --              --

- ---------------
(1) The potential realizable value of the options depicted above does not take into account provisions of certain options providing for termination of the options following the termination of employment, the non-transferability of the options or the vesting requirements of the options. Such potential realizable value is calculated based on those options which remained outstanding at the end of the 1996 fiscal year, based on the expiration date as in effect at that time.

(2) All of these options to acquire shares of the Company's Common Stock are non-qualified options and were granted with an exercise price equal to the fair market value of the shares of Common Stock on the date of the grant. Such options have a term of ten years subject to earlier expiration at or following termination of employment in certain circumstances. The option exercise price may be paid in cash or, with the approval of the Stock Option Committee, in shares of Common Stock owned by the Executive Officer or a combination of cash and such shares. In the event of a change of control of the Company, any unexercisable portion of the options will become immediately exercisable. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements". An Executive Officer can elect to have the Company withhold shares upon exercise to satisfy tax withholding obligations.

(3) Under their original terms these options become exercisable as to one-fifth of the shares subject thereto on each of the first, second, third, fourth and fifth anniversaries of the date of grant.

(4) In connection with the resignation of David V. Wachs, the expiration date of the indicated options (originally February 6, 2005) was modified to provide for expiration on May 17, 2000.

(5) Upon grant, these performance-accelerated options were scheduled to become cumulatively exercisable as to one-fifth of the shares subject to the option on each of the fifth, sixth, seventh, eighth and ninth anniversaries of the date of grant. Such options will, however, become exercisable on an accelerated basis if the Company's compounded rate of growth of its earnings per share over any period of three consecutive fiscal years from fiscal 1996 through fiscal 2000 equals or exceeds a certain percentage determined by the Stock Option Committee; if such performance is achieved, the options will become cumulatively exercisable as to one-half of the shares subject to the option on each of the next two anniversaries of the date of grant.

                                               Notes continued on following page

(6) Performance-accelerated options to purchase 115,000 shares of Common Stock which were granted to Philip Wachs during fiscal 1996 were cancelled on his resignation after the end of the 1996 fiscal year. In connection with Philip Wachs' resignation after the end of fiscal 1996, the expiration date of the other indicated options (originally February 6, 2005) was modified to provide for expiration on February 28, 2002. See "MANAGEMENT
    COMPENSATION -- Employment, Change of Control and Severance Agreements".

(7) Options to purchase 54,000 of the 90,000 shares of Common Stock were cancelled upon Mr. Kafry's resignation, and the expiration date of such remaining options (originally February 6, 2005) was modified to provide for expiration on November 30, 1998. All of the performance-accelerated options to purchase 95,000 shares of Common Stock were cancelled in connection with Mr. Kafry's resignation. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

(8) Options to purchase 51,000 of the 85,000 shares of Common Stock were cancelled upon Mr. Szeftel's resignation, and the expiration date of such remaining options (originally February 6, 2005) was modified to provide for expiration on February 13, 1998. All of the performance-accelerated options to purchase 80,000 shares of Common Stock were cancelled in connection with Mr. Szeftel's resignation. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information relating to options exercised by the named Executive Officers during the 1996 fiscal year and the number and value of options held at fiscal year-end.

                                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                      UNDERLYING               IN-THE-MONEY OPTIONS
                                                                  UNEXERCISED OPTIONS           AT FISCAL YEAR-END
                                                                 AT FISCAL YEAR-END(#)               ($)(1)(2)
                               SHARE ACQUIRED      VALUE      ---------------------------   ---------------------------
            NAME               ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -----------------------------  --------------   -----------   -----------   -------------   -----------   -------------
Dorrit J. Bern...............        --             --                --      1,000,000      $       0       $     0
David V. Wachs(3)............        --             --         2,573,333        276,667        808,333        66,668
Philip Wachs(3)..............        --             --           879,000        536,000        410,000        75,000
Mordechay Kafry(3)...........        --             --           865,068              0        341,670             0
Ivan M. Szeftel(3)...........        --             --           739,818              0        316,670             0
Vivian Behrens...............        --             --             7,000         71,500              0        17,000
Colin D. Stern...............        --             --           317,766        337,234        116,665        58,335
Terry G. Pritikin............        --             --             7,000         33,000              0        10,000

- ---------------

(1) The closing price for the Company's Common Stock as reported by the Nasdaq National Market on February 2, 1996 was $3.00. Value is calculated on the basis of the aggregate of the difference between the option exercise price of in-the-money options and $3.00 multiplied by the number of shares of Common Stock underlying such options.

(2) See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION".

(3) In connection with his resignation as an officer, each of the following persons surrendered options to purchase the indicated number of shares of the Company's Common Stock prior to the end of the fiscal year: David V.
    Wachs: 345,000 shares; Mordechay Kafry: 358,100 shares; Ivan M. Szeftel:
    312,800 shares. In connection with his resignation as an officer, Philip Wachs surrendered options to purchase 530,000 shares of the Company's Common Stock after the end of the fiscal year. See "MANAGEMENT
    COMPENSATION -- Employment, Change of Control and Severance Agreements".

                                               Notes continued on following page

EMPLOYMENT, CHANGE OF CONTROL AND SEVERANCE AGREEMENTS

     On May 17, 1995, David V. Wachs resigned from his positions as a Director of the Company as well as the Company's Chairman of the Board and Chief Executive Officer. In connection therewith, the Company and Mr. Wachs entered into an agreement which provides for Mr. Wachs to continue to render services to the Company as a non-officer employee for six years. Mr. Wachs will be compensated at an annual rate of $427,500 per year during the first five years of the agreement and at an annual rate of $200,000 during the final year of the agreement. The Company's obligations to continue paying premiums on certain Split Dollar life insurance policies remained unaffected. However, the Company has since entered into an agreement with Mr. Wachs which provides that he will be personally responsible for making such premium payments in the future and that the Company will be relieved of all liability therefor. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS". In connection with the agreement, Mr. Wachs surrendered previously granted options to purchase 135,000 shares of the Company's Common Stock at $15.125 per share and options to purchase 210,000 shares at $11.125 per share.

     On August 22, 1995, Dorrit J. Bern entered into an Employment Agreement (the "Agreement") with the Company pursuant to which Ms. Bern is employed as the Company's President and Chief Executive Officer at an annual salary of $1,000,000 for an initial term of five years commencing August 23, 1995 (the "Initial Term"). The Agreement continues in full force and effect from year to year after the expiration of the Initial Term unless either Ms. Bern or the Company gives the other before the commencement of any such year at least ninety days prior written notice of such party's intention to terminate the Agreement. Such annual salary may be increased or decreased at the discretion of the Company's Board of Directors, but in no event may the annual salary be less than $1,000,000. Ms. Bern received a cash bonus of $1,000,000 under the Agreement. Commencing with the fiscal year beginning February 4, 1996 Ms. Bern is entitled to receive additional compensation ("Performance Payout") if the Company achieves certain performance criteria established under the Company's Annual Incentive Plan. The formula and standards for determining this Performance Payout are determined by the Compensation Committee, but may not exceed 120% of Ms. Bern's annual base salary for the applicable year. The Agreement provides that Ms. Bern will receive a Performance Payout of not less than 30% of her annual salary for the fiscal year commencing February 4, 1996. The Company's obligations under the Agreement are secured by a Letter of Credit in the face amount of $2,500,000.

     Under the Agreement, Ms. Bern was granted options to purchase up to 1,000,000 shares of the Company's Common Stock under the Company's 1993 Employees' Stock Incentive Plan. The options were granted at an exercise price of $4.625 per share, the closing price per common share on the Nasdaq National Market on the date of grant. Options covering 200,000 shares become exercisable on the first anniversary of the date of grant and options covering an additional 200,000 shares vest on each succeeding anniversary of the date of grant until the fifth anniversary at which time all options are fully vested. All options become fully vested if Ms. Bern resigns for Good Reason or is discharged without Cause. As defined in the Agreement, "Good Reason" means: (i) a substantial change in her duties and responsibilities, which change would materially reduce her stature, importance and dignity within the Company; (ii) the appointment of an executive officer superior in rank to her; (iii) the failure of the Board to nominate her for re-election as a director, or the failure of the stockholders to re-elect her; (iv) the failure of the Company to pay any amount due to her hereunder which failure shall persist for ten (10) days after written notice of such failure shall have been given to the Company; and/or (v) the assignment of her to office space which is not commensurate with her position and title, the failure of the Company to provide the ministerial, administrative and secretarial support customarily associated with her title and position or the withdrawal by the Company of any such ministerial, administrative and secretarial support. As defined in the Agreement, "Cause" includes but is not limited to her chronic neglect, refusal or failure to perform her employment duties and responsibilities, other than for reasons of sickness, accident or other similar causes beyond her control; or her commission of any dishonest act or intentional wrongdoing committed against the Company, its agents or employees or otherwise in connection with her employment by the Company or a conviction of a felony, whether or not in connection with employment. The Agreement also provides for Ms. Bern's participation in the Company's retirement, insurance and other benefit programs. In particular, the Company has undertaken to purchase and pay the premium on a $4,000,000 split dollar life insurance policy on Ms. Bern's life, subject to the execution of a Collateral Assignment Split Dollar Insurance Agreement with the Company. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

     Ms. Bern's employment may be terminated (a) in the event of her disability or incapacity, (b) death, (c) on her resignation for Good Reason, (d) on her resignation without Good Reason, (e) on her resignation upon a Change of Control which is defined in the Agreement on substantially the same terms as are set forth in the agreements evidencing options granted under the 1993 Employees' Stock Incentive Plan and the 1990 Employees' Stock Incentive Plan as more fully described below, (f) for Cause, or (g) by the Company without Cause. If Ms. Bern is discharged without Cause or resigns for Good Reason or the Agreement is not extended, she will continue to receive her base salary, paid in monthly installments, for the greater of the remaining term of the Agreement or 18 months and her Performance Payout provided that the Company's obligation for base salary will be offset by 65% of any compensation from other employment or self-employment during this period (the "Mitigation Reduction"). If Ms. Bern resigns upon a Change of Control, she will be entitled to post-termination compensation on these same terms for a period of two years, subject to the Mitigation Reduction. If within 12 months following a Change of Control, Ms. Bern's employment is terminated by her for Good Reason or if her employment is terminated without Cause then, in lieu of any other severance payments under the Agreement, the Company will pay Ms. Bern on termination a lump sum amount equal to 2.5 times her "base amount" within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended. On death or on termination for disability or incapacity, Ms. Bern will be entitled to her base salary for any days worked prior to the date of death or termination, a Performance Payout and amounts payable under disability or insurance plans or policies maintained by the Company for her benefit. If Ms. Bern is discharged for Cause or she resigns without Good Reason, her sole entitlement will be the receipt of base salary for any days worked through the date of termination. During the term of the Agreement and for a period equal to the greater of two years following the termination of employment for any reason or the period during which Ms. Bern is entitled to payments upon termination under the Agreement, she may not, among other things, engage in or be financially interested in any business which is in competition with the Company.

     The Company has severance arrangements with Ms. Behrens and Mr. Pritikin, who commenced employment with the Company on September 12, 1994 and November 24, 1994, respectively. Under these arrangements, if either Ms. Behrens or Mr. Pritikin is terminated during the second year of employment with the Company, the terminated party will be paid three months' salary at the terminated party's original base salary, less withholdings, provided the terminated party executes a general release in the form generally used by the Company. The Company has no obligation for severance to either Ms. Behrens or Mr. Pritikin after completion of the second year of employment.

     The agreements evidencing options granted to each of the named Executives under the Company's stock option plans provide that in the event of a change of control of the Company the options become fully exercisable. In the case of options granted under the 1993 Employees' Stock Incentive Plan and the 1990 Employees' Stock Incentive Plan, a change of control is defined to mean (i) an acquisition of shares giving a person or group beneficial ownership of more than 20% of the voting power of the Company's voting securities, (ii) a change in the Board's membership such that the current members, or those elected or nominated by vote of two-thirds of the current members and successors elected or nominated by them, cease to represent a majority of the Board, (iii) certain mergers, recapitalizations, reorganizations, or similar transactions substantially reducing the percentage of voting power held by shareholders of the Company prior to such transactions (unless otherwise determined by the Board), and (iv) liquidation or sale of all or substantially all of the assets of the Company, except that transactions involving subsidiaries or employee benefit plans of the Company or parties whose acquisitions of shares in excess of ten percent of the voting power of the Company have been approved in each case in advance by the Board of Directors will not trigger a change of control. In the case of options granted under the 1988 Key Employee Stock Option Plan and the 1986 Employees' Stock Option Plan, a change of control will be deemed to occur if any person, together with such person's affiliates and associates, becomes a beneficial owner (including through any right to acquire) of securities having 20% or more of the votes entitled to be cast for the election of directors, or if, in connection with or during the two years following an extraordinary transaction, the persons who were Directors immediately before the transaction cease to constitute a majority of the Board of the Company or a successor corporation (not counting terminations due to death, disability or normal retirement), except that the Board of Directors may determine in advance that a given event will not be a change of control.

     The Company has entered into severance agreements with Philip Wachs, the Company's former President, Chairman of the Board and Chief Operating Officer, Mordechay Kafry, the Company's former Executive Vice President -- Merchandise Procurement and Director, Ivan M. Szeftel, the Company's former Executive Vice President -- Finance and Chief Financial Officer and Samuel Sidewater, the Company's former Executive Vice President -- Mens Division and Director.

     Under his agreement, Philip Wachs will be paid an aggregate amount of $2,160,000 in equal weekly installments and benefits, including health care insurance and a car, through February 2002. The Company's obligation to continue paying premiums on certain split dollar life insurance policies remains unaffected. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS". Philip Wachs surrendered previously granted options to purchase 70,000 shares of the Company's Common Stock at $13.50 per share, 135,000 shares of the Company's Common Stock at $15.125 per share, 210,000 shares of the Company's Common Stock at $11.125 per share and 115,000 shares of the Company's Common Stock at $6.00 per share. The period during which Philip Wachs may exercise the balance of his previously granted options (885,000 options at a weighted average exercise price of $4.016 per share) was extended until the earlier of February 28, 2002 and the scheduled expiration date of such previously granted options.

     Under his agreement, Mordechay Kafry will be paid an aggregate amount of $1,826,000. An initial payment of $938,000 was made to Mr. Kafry within eight days of the execution of his agreement. The balance is payable in four substantially equal installments with the final payment due on December 31, 1996. Benefits, including health care insurance and a car will be provided to Mr. Kafry until November 1998. The Company has also undertaken to provide Mr. Kafry with one set of round-trip airline tickets per year for himself and his immediate family to and from Israel during 1996, 1997 and 1998. The Company will continue to provide Mr. Kafry split dollar life insurance coverage which was in effect prior to the termination of his employment so long as the Company continues to maintain or provide similar types of coverage for other persons employed by the Company at the level of Executive Vice President or below. Mr. Kafry surrendered previously granted options to purchase 83,400 shares of the Company's Common Stock at $15.125 per share, 125,700 shares of the Company's Common Stock at $11.125 per share and 149,000 shares of the Company's Common Stock at $6.00 per share. The period during which Mr. Kafry may exercise the balance of his previously granted options (865,068 options at a weighted average exercise price of $5.667 per share) was extended until the earlier of November 30, 1998 and the scheduled expiration dates of such previously granted options.

     Under his agreement, Ivan M. Szeftel will be paid an aggregate amount of $379,000 in installments through November 8, 1996. Benefits, including health care insurance and a car will be provided to Mr. Szeftel through February 1997. The Company will continue to provide Mr. Szeftel with split dollar life insurance coverage which was in effect prior to termination of his employment so long as the Company continues to maintain or provide similar types of coverage for other persons employed by the Company at the level of Executive Vice President or below. Mr. Szeftel surrendered previously granted options to purchase 72,300 shares of the Company's Common Stock at $15.125 per share, 109,500 shares of the Company's Common Stock at $11.125 per share and 131,000 shares of the Company's Common Stock at $6.00 per share. The period during which Mr. Szeftel may exercise the balance of his previously granted options (739,818 options at a weighted average exercise price of $5.631 per share) was extended until the earlier of February 13, 1998 and the scheduled expiration dates of such previously granted options. Mr. Szeftel has also agreed, among other things, not to engage in any business in competition with the Company through February 14, 1997, provided that Mr. Szeftel is permitted to act as a consultant for any such business under the auspices of a bona fide consulting arrangement.

     Under his agreement, Samuel Sidewater will be paid an aggregate amount of $555,001 in equal weekly installments over a period of three years. Benefits, including health care insurance and a car will be provided to Mr. Sidewater through November 30, 1998. The Company will continue to provide Mr. Sidewater with split dollar life insurance coverage which was in effect prior to termination of his employment so long as the Company continues to maintain or provide similar types of coverage for other persons employed by the Company covered by similar split dollar insurance arrangements. Mr. Sidewater surrendered previously granted options to purchase 6,700 shares of the Company's Common Stock at $15.125 per share and 7,500 shares of the Company's Common Stock at $11.125 per share. The period during which Mr. Sidewater may exercise the balance of his previously granted options (140,000 options at a weighted average exercise price of $4.143 per share) was extended until November 30, 1998.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

  Compensation Strategy

     The primary objectives of the Compensation and Stock Option Committees of the Company's Board of Directors (collectively, the "Committee") are to assure that the Company's executive compensation and benefit program:

        - reflects the Company's unique, entrepreneurial and customer-focused orientation;

        - provides competitive compensation opportunities relative to profitable and growing retail industry organizations;

        - is effective in driving performance to achieve financial goals and create Shareholder value;

        - is cost-efficient and fair to employees, management and Shareholders; and

        - is well communicated and understood by program participants.

     The Committee, which is comprised of independent, non-employee Directors of the Company (See "ELECTION OF DIRECTORS -- Committees of the Board"), periodically engages an independent compensation and benefits consulting firm to review the Company's compensation and benefits program. In this regard consideration is given to:

        - business direction and strategy;

        - comparisons of compensation forms and levels with peer companies in the retail industry; and

        - interests of Shareholders, customers, communities, management and other employees.

     The Company's executive compensation and benefits program reflects its entrepreneurial business strategy and its need to retain and attract high quality key employees. The Company's compensation strategy is to place the major portion of total compensation at risk in the form of annual incentives and long-term, stock-based compensation programs. The program gives great weight to stock compensation opportunities thereby aligning management's interests with those of the Company's Shareholders. These stock compensation programs have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of employee commitment to the Company's business success.

     The Company's target total compensation levels (base salary, annual bonus and long-term incentives) for Executives are set to reflect the Company's size and financial performance as compared to the size, financial performance and corresponding compensation levels of a group of high growth, retail industry companies (the "Compensation Peer Group"). Cash compensation (base salary and cash bonuses) targets for each Executive generally are set at no more than the performance and size adjusted median level of cash compensation of the Compensation Peer Group. The Company's Executives can achieve total compensation in excess of the performance and size adjusted median level of total compensation of such Compensation Peer Group when annual and long-term performance significantly exceed established goals (see "Annual Incentive Plan") and Shareholders are rewarded through stock price growth (see "Long-Term Incentive Plans"). Likewise, the Company's Executives' total compensation levels could fall below the performance and size adjusted median compensation level of such Compensation Peer Group when established goals are not achieved and

Shareholder value is not created. These results are consistent with the Company's business strategy and its compensation philosophy of placing the major portion of total compensation opportunity at risk.

     Each year, the Committee reviews the selection of peer companies which comprise the Compensation Peer Group. The Committee believes that the Company's most direct competitors for executive talent are not necessarily restricted to those specialty apparel retail companies that are included in the line-of-business industry index used to compare Shareholder returns, but encompass a broader group of companies which are engaged in the recruitment and retention of executive talent in competition with the Company. Thus, the Compensation Peer Group is not the same as, and is broader than, the companies comprising the specialty apparel retail industry index in the graph under the caption "Comparison of Five-Year Cumulative Total Returns". See "STOCK PERFORMANCE CHART".

  Base Salaries

     Executive base salaries reflect the Company's operating philosophy, culture and business direction, with each salary determined subjectively by an annual assessment of a number of factors, including job responsibilities, impact on development and achievement of business strategy, labor market compensation data, corporate performance (earnings per share), individual performance relative to job requirements, the Company's ability to attract and retain critical executives and relative job and industry experience criteria. No specific weighting criteria are utilized among these factors. Executive salaries are targeted to be no more than the performance and size adjusted median level of salaries of the Compensation Peer Group. The Committee may, from time to time as business conditions and the Company's need to attract top industry talent warrant, provide salaries to selected executives above the performance and size adjusted median level of salaries of the Compensation Peer Group. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

  Annual Incentive Plan

     The fiscal 1996 annual incentive program established annual incentive opportunities for Executives ranging from zero to a maximum 120% of salary at the end of the 1996 fiscal year. The amount of these incentive payments was dependent on the extent to which individual performance goals were met or exceeded and/or the extent to which the Company achieved earnings per share goals (reflecting earnings growth). These goals were set in expectation of a stretch performance level (target performance) and were approved by the Compensation Committee prior to implementation.

     The target performance incentive payment opportunity for each named Executive Officer was based on factors similar to those used to determine base salary (discussed above) and ranged from 50% to 60% of fiscal year-end salaries. If minimum (threshold) performance was achieved, the level at which each Executive Officer could earn an incentive payment ranged from 25% to 30% of fiscal year-end salaries to a maximum incentive payment in a range from 100% to 120% of fiscal year-end salaries. These minimum and maximum payment levels were prescribed by the Compensation Committee at the beginning of the 1996 fiscal year. No awards may be granted if corporate earnings per share (reflecting earnings growth) performance does not reach the established minimum performance level.

     The annual incentive payment opportunities for the Chairmen and for the Chief Executive Officers were based entirely on the quantitative corporate earnings per share (reflecting earnings growth) goal achievement. The annual incentive award opportunities for the other named Executive Officers were based 50% on the quantitative corporate earnings per share (reflecting earnings growth) goal achievement and 50% on performance relative to individual (and business unit, where applicable) responsibilities and objectives as quantitatively and subjectively assessed by the Committee upon the recommendation of the Chief Executive Officer.

     The Committee may, from time to time as business conditions and the Company's need to attract, retain or recognize the contributions of key executives warrant, provide special incentive award opportunities to selected executives to secure the employment of such executives, retain such executives or reward such executives for contributions made to the Company's success over extended or extraordinary periods of service.

See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

     Under the Company's Annual Incentive Plan for the 1996 fiscal year, the payment of awards for performance in excess of target performance was to be made as to one-half in the form of restricted stock and as to the other half in cash. For the named Executive Officers, restricted stock awards, when granted as a result of above target financial performance, would vest commencing on the first anniversary of the award at the rate of 20% per year. This form of payout was intended to further align compensation awards with Shareholder interests, and encourage continued, long-term service.

  Long-Term Incentive Plans

     The Company's long-term executive incentive program currently consists of "market value" stock options (having a per share exercise price of 100% of the fair market value of the Company's Common Stock on the date of grant) ("Standard Options") and performance-accelerated stock options ("PSO's") also having a per share exercise price of 100% of the fair market value of the Company's stock on the date of grant. The Company occasionally grants "below market" stock options, primarily to attract new executives and retain key employees. See "MANAGEMENT COMPENSATION -- Summary Compensation Table". Long-term incentives involving Standard Options and PSO's reward the Executives for successful Company performance as reflected by appreciation in the market price of the Company's Common Stock. The Company's long-term executive incentive program currently consists of the following plans under which awards may be granted:

          1. The 1993 Employees' Stock Incentive Plan (the "1993 Plan") authorizes the granting of a variety of stock-based awards. The Company has granted options with an exercise price equal to 100% of the fair market value of the Company's Common Stock at the date of grant up to target award levels to the named Executive Officers and other key employees. These option grants continue to align the major portion of long-term compensation opportunities with the creation of Shareholder value. These options generally become exercisable at the rate of 20% per year commencing with the first anniversary of the date of grant. The 1993 Plan also authorizes grants of restricted stock.

          Under the 1993 Plan, the Company has granted PSO's which have an exercise price equal to 100% of the fair market value of the Company's Common Stock at the date of grant. The exercisability of these options can vary depending on the Company's performance. The 1996 fiscal year grants of PSO's become exercisable on an accelerated basis if the Company's compounded rate of growth of its earnings per share (exclusive of unusual events as determined by the Committee) over any period of three consecutive fiscal years from 1996 through fiscal 2000 equals or exceeds a percentage target determined by the Stock Option Committee. If such performance is achieved, the options will become cumulatively exercisable as to 50% of the shares subject to the option on each of the next two anniversaries of the date of grant. If such performance target is not achieved, these options generally become cumulatively exercisable as to 20% of the shares subject to the option on each of the fifth, sixth, seventh, eighth and ninth anniversaries of the date of grant. See also "MANAGEMENT
     COMPENSATION -- Employment, Change of Control and Severance Agreements".

          2. The 1988 Key Employee Stock Option Plan ("KESOP") authorizes the granting of "below market" options to senior executives and other key employees. In recent years, grants under the KESOP generally have been used as an important recruiting tool to attract new employees. Options under the KESOP generally become exercisable in one-third increments at the end of the third, fourth and fifth years after the date of grant.

     In accordance with its business strategy and compensation philosophy, the Company has granted stock options and awards in the nature of restricted stock to a significant number of employees to afford them an opportunity to participate in the Company's future growth and to focus them on their contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its Shareholders.

     The Committee may, from time to time as business conditions and the Company's need to attract, retain or recognize the contributions of key executives warrant, provide special incentive award opportunities to selected executives to secure the employment of such executives, retain such executives or to reward such executives for contributions made to the Company's success over extended or extraordinary periods of service. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

 Compensation of the Chairmen and Chief Executive Officers for the 1996 Fiscal Year

     As a result of the 1995 fiscal year financial performance, specifically earnings per share, falling below the threshold levels for the 1995 fiscal year Annual Incentive Plan and other subjective factors (see "Base Salaries"), the Committee determined that the salary for David V. Wachs, the then Chairman and the then Chief Executive Officer, would not be increased for the 1996 fiscal year. This determination is consistent with the Company's compensation strategy of adjusting compensation awards to reflect performance.

     Effective February 6, 1995, David V. Wachs, then Chairman and Chief Executive Officer was granted 125,000 Standard Options and 125,000 PSO's at an exercise price of $6.00 per share. Such exercise price was equal to the fair market value of the Company's Common Stock at the date of grant. David V. Wachs resigned from these offices on May 17, 1995 and continues to be an employee of the Company. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

     Effective February 6, 1995, Philip Wachs, President and acting Chief Executive Officer from May 17, 1995 through August 23, 1995 and Chairman and Chief Operating Officer from August 23, 1995 through February 9, 1996, was granted 115,000 Standard Options and 115,000 PSO's at an exercise price of $6.00 per share. Such exercise price was equal to the fair market value of the Company's Common Stock at the date of grant. Philip Wachs resigned from the Company on February 9, 1996, at which time the February 6, 1995 grant of 115,000 PSO's was cancelled. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements".

     These grants were made with the objective of continuing to focus a significant portion of the overall executive compensation program on the achievement of earnings growth and earnings per share targets and the creation of Shareholder value. The number of Standard Options granted to each Executive was determined by the portion of that Executive's target total compensation level which was allocated to the long-term incentive component. The Standard Options granted to each Executive corresponded with the performance and size adjusted median level of the Compensation Peer Group's long-term incentive component applicable to such Executive. The grants of PSO's to each Executive, when added to the Standard Option grants, exceeded that median level. PSO's were granted as an additional incentive to exceed prescribed long-term earnings per share goals in conformity with the Company's compensation philosophy which is to link a significant portion of compensation to the Company's long-term performance. These grants of Standard Options and PSO's were not related to the amount of long-term incentive awards which were made in prior years.

     During the 1996 fiscal year, total compensation for David V. Wachs and Philip Wachs was below the performance and size adjusted median level of total compensation levels for the Compensation Peer Group. In particular, base salaries for David V. Wachs and for Philip Wachs were below the performance and size adjusted median level of base salary levels for the Compensation Peer Group. No incentive payments were made to David V. Wachs and Philip Wachs under the Annual Incentive Plan. Long-term incentive awards in the form of both Standard Option grants and grants of PSO's to David V. Wachs and Philip Wachs during the 1996 fiscal year exceeded the performance and size adjusted median level of long-term incentive award levels for the Compensation Peer Group.

     On August 23, 1995, Dorrit J. Bern was appointed President, Chief Executive Officer and Vice Chairman of the Board of the Company. In order to attract Ms. Bern to the employ of the Company, the Committee provided her with a base salary of $1,000,000. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements". This salary recognized the value of Ms. Bern's experience and skills in the industry and the premium for moving to the Company during a period of exceptional business challenge from a highly stable employment situation. Ms. Bern's salary is well above the performance and size adjusted median level of base salary levels for the Compensation Peer Group.

     Additionally, Ms. Bern was granted a cash bonus of $1,000,000 in conjunction with her acceptance of employment with the Company. This bonus was in recognition of Ms. Bern's foregoing a performance bonus from her prior employer for the same fiscal year and for the loss of continuing employee and executive benefits that she would have otherwise been most likely to earn at her prior employer. The combination of Ms. Bern's annual salary and cash bonus awarded during fiscal 1996 placed her cash compensation well above the performance and size adjusted median level of base salary and annual incentive levels for the Compensation Peer Group.

     Furthermore, Ms. Bern was provided a grant of 1,000,000 Standard Options on August 23, 1995 at an exercise price of $4.625 per share. Such exercise price was equal to the fair market value of the Company's Common Stock at the date of grant. The options become first exercisable in equal amounts each year on the first through fifth anniversaries of the date of grant. As stipulated in the Employment Agreement with Ms. Bern, this grant represents stock option grants that would otherwise be made on an annual basis over the 1996 through 2001 fiscal years and is similar to the aggregate grants made to her predecessor Chief Executive Officers over equivalent time periods. On an annualized basis, the combination of Ms. Bern's annual salary, cash bonus awarded during fiscal 1996 and stock option grant made during fiscal 1996 placed her total compensation well above the performance and size adjusted median level of total compensation levels for the Compensation Peer Group.

     No annual incentive payments were made under the Company's Annual Incentive Plan to Dorrit J. Bern, the Company's President and Chief Executive Officer at the end of the 1996 fiscal year as she only became eligible to receive such payments under her employment agreement with the Company beginning February 4, 1996. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements". In any event, no annual incentive payments would have been made under the Annual Incentive Plan to her as the Company's performance fell below the pre-established threshold level for awards under the Annual Incentive Plan.

  Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code subjects public companies to limits on the deductibility of certain executive compensation. It limits deductible compensation for each Executive Officer named in the Summary Compensation Table and serving as such at the end of the fiscal year to $1 million per year. See "MANAGEMENT COMPENSATION". Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation under plans approved by Shareholders.

     The Committee recognizes that a portion of the cash compensation which was paid to Ms. Bern in fiscal 1996 does not qualify for exemption under the legislation, although all of the options granted to Ms. Bern in fiscal 1996 should qualify for the exemption. While the Committee's policy is to consider the deductibility of compensation under Section 162(m) in designing and assessing the cost to the Company of compensatory arrangements, deductibility is but one consideration among many. The Committee believes that the need for the Company's compensation program to address the business challenges currently facing the Company, particularly the need to attract and retain top industry executive talent, will result in compensation that may be subject to the limitation on deductibility. As circumstances change, the Committee will determine what actions, if any, are appropriate to change the compensation program.

     While the Annual Incentive Plan described above consists of performance-based awards, cash payments thereunder will not comply with the requirements for exemption from the deductibility limit under the Internal Revenue Service regulations as Shareholders have not been asked to approve the stated performance goals.

     Outstanding Standard Options and PSO awards appear to meet the exemption requirements for performance-based compensation under Section 162(m). Awards of restricted stock, to the extent made, will not meet the exemption requirements for performance-based compensation under Section 162(m). Awards of

"below market" stock options to any of the named Executive Officers which were made under written agreements prior to February 17, 1993 should meet the exemption requirements under certain transition rules as long as these awards are not materially modified.

                                      Compensation Committee and Stock Option
                                      Committees:

                                      Joseph L. Castle, II
                                      Michael Solomon
                                      Marvin L. Slomowitz
                                      Alan Rosskamm

                            STOCK PERFORMANCE CHART

     The following graph shows a five-year comparison of cumulative total returns on Common Stock for the Company, the Standard and Poor's 500 Composite Index, and the Dow Jones Retailers -- Specialty Apparel Index. The Company's fiscal year ends on the Saturday nearest January 31 in each year. The dates plotted on the chart below correspond with the last trading day of each fiscal year.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
              CHARMING SHOPPES, INC., S&P 500 COMPOSITE INDEX AND
                 DOW JONES RETAILERS -- SPECIALTY APPAREL INDEX

                                                                   DOW JONES
                                                                  RETAILERS -
                                                    S&P 500       SPECIAL TY
      MEASUREMENT PERIOD           CHARMING        COMPOSITE      APPAREL IN-
    (FISCAL YEAR COVERED)        SHOPPES, INC.       INDEX            DEX
2/1/91                                     100             100             100
1/31/92                                    233             123             153
1/29/93                                    322             136             145
1/28/94                                    208             152             135
1/27/95                                    115             154             123
2/2/96                                      55             213             143

     The chart above assumes $100 invested on February 1, 1991 in Charming Shoppes, Inc., the S&P 500 Composite Index, and the Dow Jones
Retailers -- Specialty Apparel Index, and was plotted using the data above.

                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following table shows the beneficial ownership of the Company's Common Stock of (1) each person or group known to the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock; (2) each Director individually; (3) each of the Company's named Executive Officers for the 1996 fiscal year and (4) all current Directors, nominees and Executive Officers of the Company as a group. Unless otherwise indicated, beneficial ownership information is presented as of April 12, 1996.

                                                                       COMMON STOCK (1)
                                                                 -----------------------------
                                                                  NUMBER OF         PERCENT OF
                     NAME OF BENEFICIAL OWNER                    SHARES OWNED         CLASS
    -----------------------------------------------------------  ------------       ----------
    Dorrit J. Bern.............................................      400,000(2)         (16)
    David V. Wachs.............................................    5,057,003(3)         4.8%
    Samuel Sidewater...........................................    2,170,900(4)         2.1%
    Philip Wachs...............................................    1,905,499(5)         1.8%
    Mordechay Kafry............................................      865,068(6)         (16)
    Michael Solomon............................................      110,000(7)         (16)
    Marvin L. Slomowitz........................................       35,000(8)         (16)
    Joseph L. Castle, II.......................................       22,000(8)         (16)
    Alan Rosskamm..............................................       29,484(8)         (16)
    Geoffrey W. Levy...........................................       26,250(8)         (16)
    Ivan M. Szeftel............................................      837,942(9)         (16)
    Colin D. Stern.............................................      468,033(10)        (16)
    Vivian Behrens.............................................       12,000(11)        (16)
    Terry G. Pritikin..........................................        7,000(12)        (16)
    Ryback Management Corporation..............................    9,958,800(13)        9.6%
    First Pacific Advisors, Inc................................    6,741,800(14)        6.5%
    All current Directors, nominees and Executive Officers
      as a Group (17 persons)..................................    1,648,477(15)        1.6%

- ---------------
 (1) Unless otherwise indicated, the persons named have sole voting and investment power over the number of shares of the Company's Common Stock shown as being beneficially owned by them.

 (2) Includes a stock award of 400,000 shares to Ms. Bern comprising 160,000 shares which were granted without risk of forfeiture and 240,000 shares of Restricted Stock subject to risk of forfeiture and restrictions. These restrictions expire as to 60,000 shares of Restricted Stock on each of the third and fourth anniversaries of March 20, 1996, which is the date of the stock award, and the restrictions on the remaining 120,000 shares of Restricted Stock expire on the fifth anniversary of the date of the stock award.

 (3) Includes 40,000 shares owned by a charitable foundation of which David V. Wachs is co-trustee, as to which shares David V. Wachs disclaims any beneficial ownership and 1,000,000 shares owned by a grantor retained annuity trust of which David V. Wachs is a trustee. Also includes 2,598,333 shares as to which David V. Wachs holds options exercisable within sixty days.

 (4) Includes 426,060 shares owned by an irrevocable trust of which Mr. Sidewater is beneficiary and 36,150 shares owned by a charitable foundation of which Mr. Sidewater is a trustee, with respect to all of which shares Mr. Sidewater disclaims any beneficial interest. Also includes 131,020 shares as to which Mr. Sidewater holds options exercisable within sixty days.

 (5) Includes 60,000 shares owned by a charitable foundation of which Philip Wachs is a co-trustee, 180,000 shares owned by a grantor retained annuity trust of which Philip Wachs is trustee, and 763,000 shares as to which Philip Wachs holds options exercisable within sixty days. Also includes 44,600 shares owned by

                                               Notes continued on following page
     five irrevocable trusts of which Philip Wachs is co-trustee, as to which Philip Wachs disclaims any beneficial ownership. The shares owned by these trusts are also included in the number of shares reflected as beneficially owned by Colin D. Stern. Excludes 23,289 shares held by three irrevocable trusts for the benefit of Philip Wachs' children.

 (6) Includes 865,068 shares as to which Mr. Kafry holds options exercisable within sixty days.

 (7) Includes 45,000 shares owned by a trust for the benefit of Mr. Solomon's daughter, as to which shares Mr. Solomon disclaims any beneficial ownership. Also includes 30,000 shares owned by Mr. Solomon's profit sharing and savings plan and 30,000 shares as to which Mr. Solomon holds options exercisable within sixty days. See "ELECTION OF
     DIRECTORS -- Compensation of Directors".

 (8) Includes 18,000 shares for Mr. Castle, 30,000 shares for Mr. Slomowitz, 24,000 shares for Mr. Rosskamm and 18,000 shares for Mr. Levy, as to which such persons hold options exercisable within sixty days. See "ELECTION OF DIRECTORS -- Compensation of Directors".

 (9) Includes 739,818 shares as to which Mr. Szeftel holds options exercisable within sixty days.

(10) Includes an aggregate of 71,200 shares owned by nine irrevocable trusts of which Mr. Stern is co-trustee, as to which shares Mr. Stern disclaims any beneficial ownership. The shares owned by five of these trusts in the aggregate amount of 44,600 are included in the number of shares reflected as beneficially owned by Philip Wachs. Also includes 352,233 shares as to which Mr. Stern holds options exercisable within sixty days.

(11) Includes 12,000 shares as to which Ms. Behrens holds options exercisable within sixty days.

(12) Includes 7,000 shares as to which Mr. Pritikin holds options exercisable within sixty days.

(13) The source of this information is a Schedule 13G dated January 25, 1996, filed by Ryback Management Corporation, reporting that it had sole power to vote or direct the vote of 9,958,800 shares and sole power to dispose or to direct the disposition of 9,958,800 shares at that date. The shares reported as beneficially owned by Ryback Management Corporation include 6,950,000 shares, or 6.7% of the outstanding class beneficially owned by Lindner Growth Fund, a separate series of the Lindner Investment Series Trust. The address of Ryback Management Corporation is 7711 Carondelet Avenue, Box 16900, St. Louis, MO 63105.

(14) The source of this information is a Schedule 13G dated February 13, 1996, filed by First Pacific Advisors, Inc., reporting that it had shared power to vote or direct the vote of 5,766,800 shares and shared power to dispose or direct the disposition of 6,741,800 shares. The address of First Pacific Advisors, Inc. is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064.

(15) Includes 935,477 shares as to which Directors and Executive Officers hold options exercisable within sixty days.

(16) The percentage of shares of Common Stock beneficially owned does not exceed one percent of the Company's issued and outstanding shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Philip Wachs, a former Director and former Executive Officer, and members of his immediate family own equity interests in three entities which own shopping centers in which the Company leases stores. These shopping centers are located in Massena, New York, Newark, New York and Logan, West Virginia. Ivan M. Szeftel, a former Executive Officer, owns equity interests in the shopping center located in Newark, New York. Michael Solomon, a Director, owns equity interests in the shopping centers located in Massena, New York and Logan, West Virginia. The amounts (including rent, common area maintenance charges, taxes, insurance and other charges payable under the lease) (the "Lease Amount") paid by the Company for the 1996 fiscal year with respect to each store in each shopping center are as follows: Massena, New York: $34,445; Newark, New York:
$125,608; and Logan, West Virginia: $98,293. The Company received a construction allowance in the amount of $45,000 to offset the cost of certain leasehold improvements to its store in the shopping center located in Newark, New York. Philip Wachs and members of his immediate family and Ivan M. Szeftel own equity interests in an entity which owned a shopping center in Mt. Vernon, Illinois in which the Company leases a store. This shopping center has been sold. Certain amounts remain outstanding on account of payment of the purchase price. The Lease Amount paid by the Company during the 1996 fiscal year with respect to the lease of that store is $79,546. The foregoing leases involve less than one percent of the Company's stores, and are not individually or in the aggregate material to the Company. The Company believes that the terms thereof are no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

     Bernard Brodsky, an Executive Officer, and his wife (the "Brodskys"), are personally indebted to the Company for a loan made to them in the aggregate amount of $150,000 (the "Loan"). The Loan bears interest, payable monthly, at an annual rate of 6 1/2%, and is payable in full on January 31, 1997. The Loan is secured by a first mortgage on a residence owned by the Brodskys. The principal amount outstanding as of April 1, 1996 was $125,000. The largest aggregate amount of indebtedness outstanding at any time during the 1996 fiscal year was $146,504.

     In previous years, including the 1996 fiscal year, the Company provided additional life insurance coverage for David V. Wachs, a former Director and former Executive Officer. Under this split dollar arrangement, the Company was required to pay annual premiums of $514,923, provided, however, that the proceeds of such policies be first used to repay all premiums paid by the Company plus interest thereon at a compounded rate of 4 1/2% per annum. Under this arrangement, a sufficient amount of insurance coverage would be in place at all times to insure, at a minimum, that the amount of all premiums paid by the Company would be repaid plus such interest. The Company has entered into an agreement with David V. Wachs which provides that he will be personally responsible for making such premium payments in the future and that the Company will be relieved of all liability therefor. Under this agreement the Company will be entitled to receive $3,347,263, representing previously paid premiums and accrued interest, from the proceeds of these policies. The balance of such policy proceeds will be paid to certain designated beneficiaries. See also, "MANAGEMENT COMPENSATION -- Summary Compensation Table: Footnote (4)".

     The Company provides additional life insurance coverage for Philip Wachs. Under the split dollar arrangement, the Company will pay annual premiums of $83,317, provided, however, that the proceeds of such policies shall be first used to repay all premiums paid by the Company. Under this arrangement, a sufficient amount of insurance coverage will be in place at all times to insure, at a minimum, that the amount of all premiums paid by the Company will be repaid. The balance of such policy proceeds will be paid to certain designated beneficiaries. See also, "MANAGEMENT COMPENSATION -- Summary Compensation Table:
Footnote (4)".

     The Company provides additional life insurance coverage for Dorrit J. Bern. Under the split dollar arrangement, the Company will pay annual premiums of $78,500, provided, however, that the proceeds of such policies shall be first used to repay all premiums paid by the Company. Under this arrangement, a sufficient amount of insurance coverage will be in place at all times to insure, at a minimum, that the amount of all premiums paid by the Company will be repaid. The balance of such policy proceeds will be paid to certain designated beneficiaries. See also, "MANAGEMENT COMPENSATION -- Summary Compensation Table: Footnote (4)".

     During fiscal 1996, a Hong Kong subsidiary of the Company (the "Tenant") leased an apartment in Hong Kong from a corporation owned and controlled by Mordechay Kafry, the Company's former Executive Vice President-Merchandise Procurement and a former Director, pursuant to a lease agreement (the "Lease Agreement"). Mr. Kafry resigned his office on January 15, 1996 and terminated his employment pursuant to a severance agreement with the Company. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements." The Lease Agreement, which was for a term of two (2) years expiring on September 30, 1996, was terminated effective March 1, 1996. Mr. Kafry's corporate duties and functions required that he reside in Hong Kong on a permanent basis. In furtherance of this requirement the Tenant permitted Mr. Kafry to occupy the apartment on a rent-free basis. During the 1996 fiscal year, Tenant paid rental of approximately $12,800 per month and maintenance, utility, management and insurance charges under the Lease Agreement. The Company believes that the terms thereof were no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the 1996 fiscal year the members of the Compensation Committee and Stock Option Committees were: Joseph L. Castle, II, Michael Solomon, Marvin L. Slomowitz and Alan Rosskamm. Marvin L. Slomowitz is also Chairman of the Board, Chief Executive Officer and a shareholder of Mark Centers Trust which is the general partner of Mark Centers Limited Partnership (the "Partnership"). See "ELECTION OF DIRECTORS -- Compensation of Directors". Mr. Slomowitz is also a principal shareholder of the Partnership, which owns shopping centers in which the Company leased twelve stores during the 1996 fiscal year. The aggregate amounts (including rent, common area maintenance charges, taxes, insurance and other charges payable under the leases (the "Lease Amounts")) paid by the Company for the 1996 fiscal year with respect to these twelve stores was $861,758, which is less than two percent of the aggregate rental revenues of the Partnership. As part of the expansion of one of the Company's stores in a shopping center owned by the Partnership, the Company received a construction allowance in the amount of $225,000 to offset the cost of certain leasehold improvements. As of April 6, 1996 the balance of the allowance receivable was $217,161. The Company also leases a store in a shopping center located in Pittston, Pennsylvania. Mr. Slomowitz owns a mortgage over this shopping center. The Lease Amount paid by the Company for the 1996 fiscal year with respect to the Pittston store is approximately $43,663. Such leases currently involve fewer than one percent of the Company's stores, and are not individually or in the aggregate material to the Company. The Company believes that the terms thereof are no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

     Michael Solomon is a Managing Director of Lazard Freres & Co. LLC which was retained by the Company during the latter part of the 1996 fiscal year to provide advisory services in connection with the negotiation of the Company's financing arrangements. Lazard Freres & Co. LLC also has been retained during fiscal 1997 to act as managing underwriter in a public offering of the Company's Convertible Subordinated Notes. Michael Solomon also owns equity interests in two entities which own shopping centers located in Massena, New York and Logan, West Virginia and in which the Company leases stores. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

                                 OTHER BUSINESS

     The management of the Company knows of no other matters to be presented to the Annual Meeting. However, if any matters other than those referred to herein should properly come before the Meeting, it is the intention of the persons named in the enclosed Proxy Card (namely Joseph L. Castle, II and Dorrit J.
Bern) to vote in accordance with their best judgment.

                           RELATIONSHIP WITH AUDITORS

     The firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended February 3, 1996. Ernst & Young LLP has no direct financial interest and no material indirect financial interest in the Company. Representatives of the auditors are expected to be present at the Annual Meeting and available to make a statement, if they desire, or to answer appropriate questions.

     The Board of Directors selects the independent auditors of the Company upon recommendation by the Audit Committee. The Board has selected Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

                       PROPOSALS FOR 1997 ANNUAL MEETING

     Any proposals of Shareholders that are intended to be presented at the Company's 1997 Annual Meeting of Shareholders must be received at the Company's principal executive offices no later than January 23, 1997 and must comply with all other applicable legal requirements in order to be included in the Company's Proxy Statement and Proxy Card for that Meeting.

                              COST OF SOLICITATION

     The cost of soliciting Proxies in the accompanying form will be borne by the Company. The solicitation will be conducted primarily by mail, although Directors, Officers and employees of the Company may solicit Proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for proxy material to be sent to their principals, and the Company will reimburse them for their reasonable expenses in so doing.

                             ADDITIONAL INFORMATION

     A copy of the Annual Report of the Company for the fiscal year ended February 3, 1996, which contains financial statements audited by the Company's independent auditors, accompanies this Proxy Statement.

     A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules thereto) will be furnished without charge to Shareholders upon written request to Bernard Brodsky, Secretary, at 450 Winks Lane, Bensalem, Pennsylvania 19020.

     It is important that your shares be represented at the Meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed Proxy Card and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                          By Order of the Board of Directors

                                              BERNARD BRODSKY
                                                 Secretary

Bensalem, Pennsylvania
May 23, 1996

                             CHARMING SHOPPES, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned hereby constitutes and appoints Dorrit J. Bern and Joseph
L. Castle, II, and each of them, Proxies of the undersigned, with full power of substitution, to vote and act as designated on the reverse side with respect to all shares of Common Stock of Charming Shoppes, Inc. ("Company") which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 27, 1996 and at any adjournments thereof.

UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR AS SET FORTH IN THE PROXY STATEMENT.

                          (continued on reverse side)

- --------------------------------------------------------------------------------

                             FOLD AND DETACH HERE

                                                        Please mark
                                                       your votes as  / X /
                                                       indictated in
                                                        this example


1.  ELECTION OF CLASS C DIRECTORS   (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE
                                    FOR ANY INDIVIDUAL NOMINEE: WRITE THAT
                                    NOMINEE'S NAME BELOW.)

      Vote FOR          Vote
    all nominees      WITHHELD      Dorrit J. Bern              Alan Rosskamm
(except as marked
  to the contrary)
                                    --------------------------------------------
    ------             ------

                                    THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR
                                    DISCRETION UPON SUCH OTHER MATTERS AS MAY
                                    PROPERLY COME BEFORE THE MEETING.

                                    The undersigned acknowledges receipt of the Annual Report, the Notice of Annual Meeting of Shareholders and the Proxy Statement, and revokes all previously granted Proxies.

                                    DATED:________________________________, 1996

                                    --------------------------------------------
                                                     Signature

                                    --------------------------------------------
                                                     Signature

                                    Please date and sign as name appears hereon, and return promptly. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles. Please note any change in your address as it appears on this Proxy.


- --------------------------------------------------------------------------------

                             FOLD AND DETACH HERE

                        ANNUAL MEETING OF SHAREHOLDERS
                                      OF
                            CHARMING SHOPPES, INC.
                            THURSDAY, JUNE 27, 1996
                                  10:00 A.M.
                            CHARMING SHOPPES, INC.
                                450 WINKS LANE
                              BENSALEM, PA 19020